CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated May 9, 2025, and each included in this Post-Effective Amendment No. 241 to the Registration Statement (Form N-1A, File No. 002-80859) of Touchstone Strategic Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated May 20, 2024, with respect to the financial statements and financial highlights of Touchstone Dynamic Large Cap Growth Fund (formerly, Touchstone Growth Opportunities Fund) (the “Fund”) (one of the funds constituting Touchstone Strategic Trust) included in the Annual Report to Shareholders (Form N-CSR) for the year ended March 31, 2024, into this Registration Statement filed with the Securities and Exchange Commission.

Cincinnati, Ohio

May 8, 2025